EXHIBIT 10.80

                 SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT BY AND
               BETWEEN NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
                                 AND JAMES BIGL


     This Sixth Amendment dated October 30, 2003 and effective upon the Closing Date (as such term is defined in the Purchase Agreement (as defined below)) (the "Effective Date") is by and among National Medical Health Card Systems, Inc., (the "Company") and James Bigl ("Employee"). All defined terms used, but not otherwise defined herein, shall have their meanings set forth in the Employment Agreement, as amended, between Company and Employee dated May 3, 2000 and amended July 18, 2001 and as further amended on April 15, 2002, October 14, 2002, November 6, 2002 and October 1, 2003 respectively (the "Amended Employment Agreement").

                                   WITNESSETH:

     WHEREAS, the Company and Employee have entered into the Amended Employment Agreement; and

     WHEREAS, the Company and New Mountain Partners, L.P. (the "Purchaser") have entered into the Preferred Stock Purchase Agreement, dated as of _______ __, 2003, pursuant to which the Company will issue and sell to the Purchaser and the Purchaser will purchase from the Company ________ shares of the Series A preferred stock of the Company (the "Series A Preferred Stock"), for an aggregate purchase price of $80,000,003 (as the same may be amended prior to the Closing Date, the "Purchase Agreement");

     WHEREAS, the Purchaser and the Company have required, as a condition to consummating the transactions contemplated in the Purchase Agreement, that the Employee enter into this Amendment;

     WHEREAS, the Company has granted the Employee the following options (collectively referred to herein as the "Existing Options"): (a) an option to acquire 100,000 shares of the Company's Common Stock at a price per share of $4.00 pursuant to a stock option agreement dated June 12, 2000 (the "June 2000 Option"); (b) an option to acquire 11,000 shares of the Company's Common Stock at a price per share of $1.67 pursuant to a stock option agreement dated February 20, 2001 (the February 2001 Option) (c) an option to acquire 20,000 shares of the Company's Common Stock at a price per share of $3.00 pursuant to a stock option agreement dated June 12, 2001 (the "June 2001 Option"); (d) an option to acquire 100,000 shares of the Company's Common Stock at a price per share of $9.00 pursuant to a stock option agreement dated April 30, 2002 (the "April 2002 Option"); (e) an option to acquire 350,000 shares of the Company's Common Stock at a price per share of $9.45 pursuant to a stock option agreement dated June 26, 2002 (the "June 2002 Option"); and (f) an option to acquire 50,000 shares of the Company's Common Stock at a price per share of $10.47 pursuant to a stock option agreement dated July 22, 2003 (the "July 2003 Option");

     WHEREAS, the Company and the Employee desire to amend the Amended Employment Agreement to provide for the continued employment of the Employee by the Company as its Chief Executive Officer from and after the Closing Date on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

     1. Section 3.1(b) of the Amended Employment Agreement shall be deleted in its entirety.

     2. Section 3.5 of the Amended Employment Agreement shall be amended such that the last sentence shall be replaced with the following:

     For the purposes of this paragraph Change of Control shall mean (i) the acquisition by any Person or Persons acting as a group (other than (a) any existing shareholder of the Company holding more than 4% of the Company's outstanding Common Stock as of the date hereof or (b) the Purchaser) following the Closing Date of more than 50% of the Company's outstanding voting stock;
(ii) the merger of the Company with or into another corporation where the Company is not the surviving entity and the Company's shareholders immediately prior to the merger do not have the right to elect a majority of the members of the Board of the surviving entity; (iii) any reverse merger in which the Company's shareholders immediately prior to the merger do not have the right to elect a majority of the members of the Board of the surviving entity; or (iv) the sale of all or substantially all of the assets of the Company.

     3. Section 3 of the Amended  Employment  Agreement  shall be amended to add section 3.6 which shall state the following:

     (a) Notwithstanding the provisions of Section 3.5, the consummation of the transaction contemplated by Purchase Agreement shall not be deemed to be a Change of Control and the Employee shall not be entitled to any payments under this Section 3.5 as a result of the consummation of the transactions contemplated by the Purchase Agreement.

     (b) On the Closing Date (as defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement, the Employee shall receive a cash payment of $500,000 from the Company. Subject to any applicable restrictions under state or federal securities laws and the Company's policies regarding purchases and sales of the Company's securities by Company executives, the Employee shall purchase on the open market or in a privately negotiated transaction a number of shares of common stock of the Company ("Common Stock") having an aggregate purchase price of $250,000 (the "Employee Stock") during the period beginning on the day after the Closing Date and ending on the one-month anniversary of the date of the Company's first quarterly or annual earnings release issued after the Closing Date.

     (c) The Employee shall notify the Company promptly following any purchases of Employee Stock in accordance with Section 3.6(b), and such notice shall include the date, dollar amount and number of shares with respect to each such purchase. The Employee hereby agrees not to sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of any shares of the Employee Stock until such time as the Purchaser sells to a third party unrelated to the Purchaser (a "Third Party") all or a portion of the Series A Preferred Stock or Common Stock received upon conversion of the Series A Preferred Stock (the Series A Preferred Stock and the Common Stock received upon such conversion are referred to herein as "Investor Shares"). At such time as the Purchaser sells Investor Shares to a Third Party, the Employee shall be entitled to sell or otherwise dispose of a proportionate number of shares of the Employee Stock (as provided for in this Section 3.6(c)) free of the restrictions of this Section 3.6(c) (but subject to all appropriate limitations and prohibitions under applicable securities laws). The Employee will be entitled to sell or otherwise dispose of, pursuant to this
Section 3.6(c), the same percentage of the Employee Stock as the Purchaser sells of its Investor Shares (determined on the basis of the aggregate number of shares of Common Stock owned by the Purchaser and the aggregate number of such shares of Common Stock being sold by the Purchaser (treating all Series A Preferred Stock as converted into shares of Common Stock)). In connection with any sale by Purchaser to a Third Party of the Investor Shares that have been converted into shares of Common Stock by Purchaser, the Company shall afford Employee the right to participate in and sell a proportionate number of shares of the Employee Stock as part of such transaction and sell an amount of Employee Stock equal to the same percentage of the Employee Stock as the Purchaser sells of its Investor Shares (determined on the basis of the aggregate number of shares of Common Stock owned by the Purchaser and the aggregate number of such shares of Common Stock being sold by the Purchaser (treating all Series A Preferred Stock as converted into shares of Common Stock)). The Company shall notify the Employee in writing of the Purchaser's sale of Investor Shares to a Third Party within ten business days after obtaining knowledge of such sale.

     4. Section 3.5 as added to the Amended Employment Agreement pursuant to the Fifth Amendment to the Employment Agreement, dated October 1, 2003, shall be renumbered Section 3.7 of the Amended Employment Agreement and shall be replaced with the following:

     The Company shall afford Employee the right to be a selling shareholder in connection with any offering of equity securities by the Company or another selling shareholder with which the Company cooperates so long as such participation is not in conflict or inconsistent with any other agreement of the Company in effect on the date hereof, provided that Employee may only sell up to one third of the shares held by Employee and further provided that such sales by Employee has been consented to by the lead Underwriter of the offering.

     5. Section 4 of the Amended  Employment  Agreement  shall be amended to add
Section 4.5 which shall state the following:

     On the Closing Date all of the Existing Options not currently vested shall become fully vested and be freely exercisable in accordance with their terms; provided however, that Employee shall be restricted from exercising certain Existing Options as set forth below:

                  (i) with respect to the Existing Option to acquire 100,000 shares of the Company's Common Stock pursuant to the April 2002 Option, (a) 66,000 Options shall be freely exercisable, in the Employee's sole discretion, and (b) Employee shall be restricted from exercising 34,000 shares underlying such option until April 30, 2004;

                  (ii) with respect to the Existing Option to acquire 350,000 shares of the Company's Common Stock to the June 2002, such option shall become exercisable with respect to one-third of the shares on June 12, 2004 and an additional one-third of the shares subject to such option on each of the first two anniversaries of that date; and

                  (iii) with respect to the Existing Option to acquire 50,000 shares of the Company's Common Stock pursuant to the July 2003, such option shall become exercisable with respect to one-third of the shares on June 12, 2004 and an additional one-third of the shares subject to such option on each of the first two anniversaries of that date.

     Furthermore, in the event that the Employee's employment with the Company terminates, for any reason, each of the Existing Options, to the extent not then exercisable, shall become immediately exercisable by Employee on the date of such termination; provided, however, that, if the Employee's employment with the Company is terminated (a) by the Company pursuant to Section 5.2 or (b) by the Employee other than for Good Reason, the Company shall have the right to elect to unilaterally amend each of the Existing Options, to the extent not then exercisable (without giving effect to the accelerated exercisability provided for in this paragraph), such that each such option will not become immediately exercisable by Employee on the date of such termination and will instead (x) remain outstanding until such option's expiration date and (y) continue to become exercisable pursuant to the schedule set forth in this Section 4.5.

     In addition,  all of the restrictions on exercise contained in clauses (i),
(ii) and (iii) of this Section 4.5 shall lapse and be of no further force or effect upon any Change of Control after the Closing Date without regard to the Employee's employment status.

     6. Section 5.1 of the Amended Employment Agreement shall be amended by replacing the last sentence of Section 5.1 with the following:

         Notwithstanding the definition of disabled contained in the preceding sentence, in the event that the Employee is receiving disability insurance benefits during any period prior to the termination of his employment with the Company as provided in this Section 5.1, the Employee's salary shall be reduced by an amount equal to such disability insurance benefits during such period.

         7. Section 5.2 of the Amended Employment Agreement shall be amended by replacing the first paragraph of Section 5.2 with the following:

         The Company, in addition to any other remedies available to it, either at law or in equity, may terminate the Employee's employment with the Company without any further liability or obligation to the Employee under this Agreement from and after the date of such termination, by delivering to Employee written notice upon the occurrence of any of the following events:

         8. Section 5 of the Amended Employment Agreement shall be amended to add section 5.5 which shall state the following:

                  Notwithstanding anything in this Amended Employment Agreement to the contrary, in the event that the Employee's employment with the Company terminates for any reason prior to the eighteen-month anniversary of the Closing Date, the Employee (or in the event of his death his surviving spouse or if none his estate) shall be entitled to, in addition to any other benefits or compensation provided for in this
         Section 5 or in the Amended Employment Agreement, a lump sum cash payment of $624,000. In the event that, prior to the eighteen-month anniversary of the Closing Date, either (a) the Company terminates the Employee's employment with the Company for a reason other than those set forth in Section 5.2 hereof or (b) the Employee terminates his employment with the Company for Good Reason, then the Employee shall be entitled to, in addition to any other benefits or compensation provided for in this Amended Employment Agreement (including the payment specified in the preceding sentence), an additional lump sum cash payment of $250,000.

     9. Section 7.1 of the Amended Employment Agreement shall be amended shall be replaced with the following:

                  The Employee covenants and undertakes that during the Employment Period and thereafter until the date that is three (3) years after the date of the Employee's termination of employment with the Company, he will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, interfere with the Company's relationship with, or endeavor to entice away from the Company any person, firm, corporation or other business organization who or which at any time during the Employee's employment with the Company was an employee, consultant, agent, supplier, customer or active prospect of the Company or in the habit of dealing with the Company.

     10. Employee hereby agrees that he will not tender any shares to the Company, or otherwise participate in, the Offer (as such term is defined in the Purchase Agreement).

     11. Except as expressly provided herein, all terms and conditions of the Amended Agreement shall be unmodified and in full force and effect.

     12. From and after the Effective Date, all references to the Amended Agreement contained in other agreements and instruments executed and delivered pursuant to or in connection with the Agreement shall hereinafter mean and refer to the Amended Agreement as amended hereby.

     13. This Amendment may be executed in counterparts by the parties hereto, all of which shall constitute one and the same instrument. A facsimile transmission of this signed amendment bearing a signature on behalf of a party hereto shall be binding on such party.

     IN WITNESS WHEREOF, the Company and Employee have executed this Sixth Amendment the day and year first above written.

                                     NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.


                                        ______________________________________
                                     By: Bert E. Brodsky, Chairman of the Board


                                       ____________________________
                                         James Bigl